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                                                                      Exhibit 12

                        GTE CORPORATION AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                   (Unaudited)
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
                                                                                 Years Ended December 31
                                                         --------------------------------------------------------------------------
                                                             1995           1994           1993          1992            1991
                                                             ----           ----           ----          ----            ----
Net earnings available for fixed charges:
     Income from continuing operations                  $ 2,537,949    $ 2,440,869    $   971,978    $ 1,760,704    $ 1,491,317
     Add (deduct) -
        Income taxes                                      1,466,426      1,532,482        567,747        966,589        662,860
        Interest expense                                  1,150,625      1,139,233      1,298,234      1,475,670      1,574,746
        Capitalized interest (net of amortization)          (22,971)        (6,045)        (3,421)        (4,931)       (14,791)
        Preferred stock dividends of Parent                   5,598          9,910         17,825         26,331         36,785
        Preferred stock dividends of subsidiaries           104,202         18,252         22,162         23,429         25,317
        Additional income requirement on preferred
           stock dividends of subsidiaries                   12,896         11,426         12,739         12,671         11,006
        Minority interests                                  145,437        140,464        112,335        112,425        103,626
        Portion of rent expense representing interest       128,034        139,715        153,058        196,533        210,698
                                                        -----------    -----------    -----------    -----------    -----------
                                                          5,528,196      5,426,306      3,152,657      4,569,421      4,101,564
     Deduct - Minority interests                           (246,678)      (242,937)      (236,944)      (248,979)      (247,284)
                                                        -----------    -----------    -----------    -----------    -----------
                Adjusted earnings available
                    for fixed charges from
                    continuing operations               $ 5,281,518    $ 5,183,369    $ 2,915,713    $ 4,320,442    $ 3,854,280
                                                        ===========    ===========    ===========    ===========    ===========

Fixed Charges:

     Interest charges                                   $ 1,150,625    $ 1,139,233    $ 1,298,234    $ 1,475,670    $ 1,574,746
     Preferred dividends of subsidiaries                    104,202         18,252         22,162         23,429         25,317
     Additional income requirement on preferred
        dividends of subsidiaries                            12,896         11,426         12,739         12,671         11,006
     Portion of rent expense representing interest          128,034        139,715        153,058        196,533        210,698
                                                        -----------    -----------    -----------    -----------    -----------
                                                          1,395,757      1,308,626      1,486,193      1,708,303      1,821,767
     Deduct - Minority interests                            (70,052)       (68,096)       (78,421)       (86,504)       (89,479)
                                                        -----------    -----------    -----------    -----------    -----------
                Adjusted fixed charges                  $ 1,325,705    $ 1,240,530    $ 1,407,772    $ 1,621,799    $ 1,732,288
                                                        ===========    ===========    ===========    ===========    ===========

Ratio of Earnings to Fixed Charges - continuing
   operations                                                  3.98           4.18           2.07           2.66           2.22
                                                        ===========    ===========    ===========    ===========    ===========
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